United States securities and exchange commission logo





                     August 22, 2022

       Erik Young
       Senior Vice President, Chief Financial Officer
       PBF Energy Inc.
       One Sylvan Way, Second Floor
       Parsippany, New Jersey 07054

                                                        Re: PBF Energy Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-35764

       Dear Mr. Young:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation